FIFTH AMENDMENT TO LEASE
THIS FIFTH AMENDMENT TO LEASE (this “Amendment”), dated May 22, 2015 for reference purposes only, is made between NETAPP, INC., a Delaware corporation (“Landlord”), and QuickLogic Corporation, a Delaware corporation (“Tenant”).
RECITALS
A.Landlord (as successor by name change to Network Appliance, Inc., a Delaware corporation, successor-in-interest to Orleans Properties, LLC, a Delaware limited liability company, successor-in-interest to Westcore OP Orleans, LP, a Delaware limited partnership, successor-in-interest to Orchard Moffett Investors, a California general partnership, and Kairos, LLC, a California limited liability company) and Tenant are parties to that certain Lease dated June 17, 1996 (the “Original Lease”), as amended from time to time by mutual agreement of the parties, including but not limited to (i) that certain First Addendum to Lease date June 17, 1996, (ii) that certain Acceptance Agreement dated December 10, 1996, (iii) that certain First Amendment to Lease dated July 31, 2002, (iv) that certain Second Amendment to Lease dated September 25, 2008, (v) that certain Third Amendment to Lease dated July 16, 2012; and (vi) that certain Fourth Amendment to Lease dated April 2, 2014 (collectively, the “Amended Lease”), with respect to that certain premises consisting of approximately 42,624 square feet of office space located within that certain building commonly known as 1277 Orleans Drive in Sunnyvale, California (the “Premises”).

B.Tenant and Landlord have agreed to reduce the square footage of the Premises by 8,421 square feet, as depicted in Exhibit A attached hereto (the “Reduction Space”), upon the terms and conditions set forth herein.

In consideration of the mutual promises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
AGREEMENTS
1.References. All references to the “Lease” or “lease” appearing in this Amendment or in the Amended Lease shall mean, collectively, this Amendment and the Amended Lease as amended by this Amendment. All capitalized terms not defined herein shall have the meanings set forth in the Amended Lease.

2.Reduction Date. . Effective as of July 1, 2015 (the “Reduction Date”), the Lease is terminated with respect to the Reduction Space and the term “Premises” shall be amended to only include the approximately 34,203 square feet of office space, as depicted in the attached Exhibit A. As of the Reduction Date, Tenant shall surrender possession of the Reduction Space in the condition set forth in Section 15.2 of the Original Lease.

3.Tenant’s Share and Parking Allocation. As of the Reduction Date, (i) the square footage of the Premises shall be deemed to be 34,203 square feet, irrespective of whether the same should be more or less as a result of variances resulting from later re-measurement or actual construction within the Premises; (ii) Tenant’s Share, as set forth in Section G of the Summary of Basic Lease Terms of the

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Original Lease, shall be reduced to 80%; (iii) and Tenant’s Allocated Parking Stalls, as set forth in Section H of the Summary of Basic Lease Terms of the Original Lease, shall be reduced to 122.

4.Base Monthly Rent. Effective as of the Reduction Date, Tenant shall pay to Landlord Base Monthly Rent during the months of the remainder of the Term as follows:

Months	Base Monthly Rent
7/1/2015 - 12/31/2015	$48,910.03
1/1/2016 - 12/31/2016	$50,377.69
1/1/2017 - 12/31/2017	$51,888.67
1/1/2018 - 12/31/2018	$53.445.40

5.Miscellaneous.

A.CASp. Pursuant to California Civil Code Section 1938, Tenant is hereby notified that the Building (including Premises) has not undergone an inspection by a Certified Access Specialist (a “CASp Inspection”). Tenant acknowledges and agrees that Landlord has made no representation regarding compliance of the Premises with accessibility standards. Tenant shall not perform a CASp Inspection at the Building without Landlord’s prior written consent. Without limiting the foregoing, Tenant shall promptly notify Landlord of the completion of any CASp Inspection and, within ten (10) business days after written request by Landlord, furnish Landlord with copies of the results.

B.Brokers. The parties to this Amendment represent and warrant to each other that neither party dealt with any brokers or finders in connection with the consummation of this Amendment, and each party agrees to protect, defend, indemnify and hold the other party harmless from and against any and all claims or liabilities for brokerage commissions or finder's fees arising out of that party's acts in connection with this Amendment.

C.Severability. If any provision of this Amendment or the application of any provision of this Amendment to any person or circumstance is, to any extent, held to be invalid or unenforceable, the remainder of this Amendment or the application of that provision to persons or circumstances other than those as to which it is held invalid or unenforceable, will not be affected, and each provision of this Amendment will be valid and be enforced to the fullest extent permitted by law.

D.Entire Agreement/Modification. This Amendment contains all of the agreements of the parties hereto with respect to the matters contained herein, and no prior agreement, arrangement or understanding pertaining to any such matters shall be effective for any purpose. Except for any subsequent amendments or modifications to the Lease made in accordance with the terms thereof, any agreement made after the date of this Amendment is ineffective to modify or amend the terms of this Amendment, in whole or in part, unless that agreement is in writing, is signed by the parties to this Amendment, and specifically states that that agreement modifies this Amendment.

E.Counterparts. This Amendment may be executed in any number of counterparts and each counterpart shall be deemed to be an original document. All executed counterparts together shall constitute one and the same document, and any counterpart signature pages may be detached and assembled to form a single original document.

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F.Heirs and Successors. This Amendment shall be binding upon the heirs, legal representatives, successors and permitted assigns of the parties hereto.

G.Authority. Each individual executing this Amendment on behalf of his or her respective party represents and warrants that he or she is duly authorized to execute and deliver this Amendment on behalf of said entity in accordance with the governing documents of such entity, and that upon full execution and delivery this Amendment is binding upon said entity in accordance with its terms.

H.Drafting. In the event of a dispute between any of the parties hereto over the meaning of this Amendment, both parties shall be deemed to have been the drafter hereof, and any applicable law that states that contracts are construed against the drafter shall not apply.

I.Ratification. Except as modified by this Amendment, the Original Lease shall continue in full force and effect and Landlord and Tenant do hereby ratify and confirm all of the terms and provisions of the Original Lease, subject to the modifications contained herein.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed as of the dates below their respective signatures.

“TENANT”	“LANDLORD”
QUICKLOGIC CORPORATION, a Delaware corporation By:\s\ ANDREW J. PEASE Name:Andrew J. Pease Its:President & CEO 10 June 2015	NETAPP, INC., a Delaware corporation By: \s\ ELISABETH ARSLANER Name:Elisabeth Arslaner Its:Sr. Dir. Workplace Resources 18 June 2015

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Exhibit A

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